                                                                    EXHIBIT 11.1

                            ANIKA THERAPEUTICS, INC.

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                                        FISCAL     FOUR MONTHS    NINE MONTHS
                                      YEAR ENDED      ENDED          ENDED
                                      AUGUST 31,   DECEMBER 31,  SEPTEMBER 30,
                                         1996          1996          1997
                                      -----------  ------------  -------------
PRIMARY:
Net income (loss).................... $(2,848,879) $(2,657,599)   $  285,916
Dividend on preferred................    (224,605)     (79,045)     (103,035)
                                      -----------  -----------    ----------
Net income (loss) per common share... $(3,073,484) $(2,736,644)   $  182,881
                                      -----------  -----------    ----------
Weighted average number of common
 shares outstanding..................   4,052,596    4,905,382     5,046,794
Dilutive effect of:
 Outstanding stock options...........      *            *            811,799
 Warrants for redeemable convertible
  preferred stock....................      *            *            405,686
 Warrants for common stock...........      *            *             93,699
                                      -----------  -----------    ----------
Weighted average number of common
 shares as adjusted..................   4,052,596    4,905,382     6,357,978
                                      -----------  -----------    ----------
Primary earnings (loss) per share.... $     (0.76) $     (0.56)   $     0.03
                                      ===========  ===========    ==========
FULLY DILUTED
Net income (loss).................... $(2,848,879) $(2,957,599)   $  285,916
Dividend on preferred................    (224,605)     (79,045)        *
                                      -----------  -----------    ----------
Net income (loss) per common share... $(3,073,484) $(2,736,644)   $  285,916
                                      -----------  -----------    ----------
Weighted average number of common
 shares outstanding..................   4,052,596    4,905,382     5,046,794
Dilutive effect of:
 Redeemable convertible preferred
  stock..............................      *            *          1,302,110
 Outstanding stock options...........      *            *          1,033,597
 Warrants for redeemable convertible
  preferred stock....................      *            *            459,322
 Warrants for common stock...........      *            *            123,323
                                      -----------  -----------    ----------
Weighted average number of common
 shares as adjusted..................   4,052,596    4,905,382     7,965,146
                                      -----------  -----------    ----------
Fully diluted earnings (loss) per
 share............................... $     (0.76) $     (0.56)   $     0.04**
                                      ===========  ===========    ==========

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 * Inclusion of amounts in calculation would be antidilutive; therefore not included.
** Calculation results in antidiluted earnings per share, as such, presentation on statement of operations reverts back to primary.